              SUPPLEMENT NO. 2 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                            ------------------------

     This is a second supplement to the Prospectus dated March 12, 2001 (the "Prospectus") relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

     The table in the "Selling Holders" section on pages 19-21 of the Prospectus is hereby supplemented by the addition of the following:

                                                                            SHARES OF
                                                    PRINCIPAL AMOUNT      COMMON STOCK
                                                        OF NOTES          ISSUABLE UPON
                                                   BENEFICIALLY OWNED     CONVERSION OF
                 SELLING HOLDER                       AND OFFERED           NOTES (1)
                 --------------                    ------------------   -----------------
Arbitex Master Fund, L.P. .......................     $ 7,500,000            170,212
New York Life Insurance and Annuity
  Corporation....................................       1,200,000             27,234
New York Life Insurance Company..................       7,400,000            167,943
UBS Warburg LLC..................................         350,000              7,943
                                                      -----------            -------
          Total..................................     $16,450,000            373,332
                                                      ===========            =======

---------------

(1) Based upon an initial conversion rate of approximately 22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

     All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

               The date of this Supplement No. 2 is April 5, 2001